Exhibit 99.1

Hubert Joly to become Executive Chairman of the Board of Directors

Corie Barry, current CFO and Chief Strategic Transformation Officer, to become new CEO

Mike Mohan to become President and COO

MINNEAPOLIS --(BUSINESS WIRE) -- Best Buy Co., Inc. (NYSE: BBY) today announced that its board of directors has elected Corie Barry, currently the company’s Chief Financial and Strategic Transformation Officer, to become Chief Executive Officer, effective following the company’s annual meeting of shareholders on June 11, 2019. At that time, Hubert Joly, Best Buy’s current Chairman and Chief Executive Officer, will transition to the newly created role of Executive Chairman of the Board. These changes reflect the Board’s ongoing succession planning process and are designed to provide leadership continuity as the company continues to execute its strategic growth initiatives. Ms. Barry will also join the board of directors, which will expand to 13 directors.

Since joining Best Buy in 2012, Mr. Joly has led the company through its successful, customer-focused Renew Blue transformation, which delivered improved customer satisfaction, market share gains, comparable sales growth and improved margins, while achieving $1.4 billion in cost reductions and efficiencies to fund investments in Best Buy’s organic growth. In 2017, Mr. Joly introduced Best Buy 2020: Building the New Blue, the company’s growth strategy focused on enriching lives through technology, which has driven Best Buy to even stronger performance. In fiscal year 2019, Best Buy essentially delivered on its fiscal 2021 revenue and non-GAAP operating income targets two years ahead of schedule and returned $2 billion to shareholders through dividends and share repurchases. As Executive Chairman, Mr. Joly will continue to lead the board of directors while advising and supporting the CEO on key matters, such as strategy, capability building, M&A and external relationships. In addition, he is expected to assume certain responsibilities at the request of the CEO, in areas like government affairs, community relations and leadership development. This will allow the company to continue to benefit from Mr. Joly’s skills and experience.

“I am so proud of the strategic, financial and cultural transformation we have achieved, and with Best Buy well positioned for continued growth well into the future, now is the right time to begin a leadership transition,” Mr. Joly said. “We have a tremendously talented, deep and dedicated leadership team at Best Buy, driven by our strategy and purpose to enrich lives with technology, build lasting relationships with customers and make positive impacts on society. Corie has played a critical role in developing and executing the proven growth strategy in place today, and I am confident she has the vision, skills, experience and leadership capabilities necessary to be our CEO. I look forward to working with her closely in my new role as we seek to continue Best Buy’s growth trajectory, deliver on the full potential of our strategy and create additional long-term value for our shareholders, employees and customers.”

Ms. Barry said: “I am deeply honored to have been selected as Best Buy’s next CEO and look forward to working closely with Hubert, our Board, and the exceptional Best Buy family to continue the momentum we have been able to achieve. Today’s technology and consumer landscape creates tremendous opportunities for Best Buy to further expand and deepen relationships with our customers and employees, while continuing to deliver shareholder value.”

Ms. Barry’s current responsibilities include strategic transformation and growth, digital and technology, global finance, investor relations, enterprise risk and compliance, integration management, and Best Buy Health, which includes GreatCall.

She joined Best Buy in 1999 and has held a variety of financial and operational roles within the organization, both in the field and at the corporate campus. She became CFO in 2016 and, prior to that, served as the company’s Chief Strategic Growth Officer. Ms. Barry has also served as senior vice president of domestic finance and as the interim leader of Best Buy’s services organization.

Prior to Best Buy, Ms. Barry worked at Deloitte & Touche. She holds bachelor’s degrees in accounting and management from the College of Saint Benedict, where she also serves on the board of trustees. Additionally, she serves on the board of directors for Domino’s Pizza.

As part of the transition, the company announced an additional change to its leadership team, also effective on June 11. Mike Mohan, current U.S. Chief Operating Officer, will be promoted to President and Chief Operating Officer. The company will conduct an internal and external search for a new Chief Financial Officer.

As U.S. Chief Operating Officer, Mr. Mohan’s responsibilities include oversight of all customer channels for Best Buy’s domestic business including retail, e-commerce and customer experience, services, home, and Best Buy Business. In addition, he leads category management, merchandising, marketing, supply chain, and real estate for Best Buy’s core U.S. business.

He joined Best Buy in February 2004 as vice president of the digital imaging business group and has assumed additional responsibilities throughout his career across nearly all of Best Buy’s product and business categories. He has overseen the launch of thousands of store-within-a-store locations in partnership with leading technology vendors, the expansion of Best Buy’s own Magnolia and Pacific Kitchen & Home brands, the evolution of the company’s private-label brands, and the rise of emerging categories, such as 4K UHD TVs, health and fitness devices, and connected home products.

Before joining Best Buy, Mr. Mohan was vice president and general merchandise manager for Good Guys, an audio-video specialty retailer that operated 79 stores in the western United States. He serves as a trustee for the Boys & Girls Clubs of America and serves on the board of directors for Bloomin’ Brands, Inc.

Russell P. Fradin, Best Buy’s Lead Independent Director, said: “Hubert has done a tremendous job leading Best Buy’s turnaround, assembling a deep team of talented leaders and instilling a clear strategy for future growth and lasting success. As a Board, it is important to build on this strong foundation by implementing a thoughtful succession planning process. We are confident that Corie and Mike are perfectly suited to continue working with Hubert and the rest of the management team to build on our success and drive Best Buy into the next phase of its transformation.”

Investor Contact:	Media Contact:
Mollie O'Brien	Jeff Shelman
(612) 291-7735 or mollie.obrien@bestbuy.com	(612) 291-6114 or jeffrey.shelman@bestbuy.com